Exhibit 5.2

27 September 2019

PRIVATE AND CONFIDENTIAL

To:	Allegion public limited company
Block D
Iveagh Court
Harcourt Road
Dublin 2
Ireland

Re:	Allegion public limited company (the “Issuer”) – Filing on Form 8-K filed on 27 September 2019

Ladies and Gentlemen:

1.	Basis of Opinion

1.1

We act as solicitors in Ireland for the Issuer. We have been requested to furnish this Opinion in connection with the issue of the Notes (as defined below) and the entry into of the Transaction Documents by the Company in its capacity as issuer of the Notes (the “Transaction”). This Opinion is solely for the benefit of the addressees of this Opinion (the “Addressees”) and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and to an Addressee’s legal advisers on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion. Notwithstanding the foregoing this Opinion may be filed by the Issuer or its advisors with the U.S. Securities and Exchange Commission in connection with the Registration Statement (as defined herein) relating to the Notes or any filing on Form 8-K and/or any filing relating to the Notes (provided that only the Issuer may rely on this Opinion) and we consent to the use of our name under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended (the “Securities Act”).

1.2

This Opinion is given on the basis that our client is the Issuer and we owe no duty of care to any person other than the Issuer. For the purposes of giving this Opinion we have taken instructions solely from the Issuer and their US counsel, Simpson, Thacher & Bartlett LLP.

1.3

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of, and we express no opinion as to the laws of, any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Transaction Documents (and no other documents whatsoever) and the Searches,

and is subject to the assumptions and qualifications set out below.

1.5

In giving this Opinion, we have relied upon the Secretary’s Certificate and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Secretary’s Certificate or the Searches is required of us.

1.6	No opinion is expressed as to the taxation consequences of the Transaction Documents or the Transaction.

1.7	For the purpose of giving this Opinion, we have examined a copy sent, by email in pdf or other electronic format, to us of the Transaction Documents and the Secretary’s Certificate.

1.8

All words and phrases defined in the Transaction Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Documents. References in this Opinion to:

(a)	“Board Resolutions” means the resolutions dated 5 September 2019 of the directors of the Issuer approving the Transaction, a certified extract of which are attached to the Secretary’s Certificate;

(b)	“Companies Act” means the Companies Act 2014 of Ireland (as amended);

(c)	“CRO” means the Irish Companies Registration Office;

(d)	“Guarantor” has the meaning given to it in the Indenture;

(e)

“Incumbency Certificate” means a certificate of the Assistant Secretary of the Company, dated the date hereof, certifying in respect of the Company, the names and specimen signatures of the persons authorised to execute the Underwriting Agreement, the Indenture and other documents relating to the issuance and settlement of the Notes;

(f)

“Indenture” means the indenture relating to the Notes dated 2 October 2017 between the Company, the Guarantor and the Trustee, as amended and supplemented by the third supplemental indenture dated 27 September 2019;

(g)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be construed accordingly;

(h)	“Notes” means the $400,000,000 3.500% Senior Notes due 2029 issued by the Company;

(i)

“Registration Statement” means the Company’s registration statement on Form S-3 (File No. 333 225019) filed by the Issuer and Allegion US Holding Company Inc. with the U.S. Securities and Exchange Commission on 18 May 2018;

(j)	“Revenue Commissioners” means the Irish Revenue Commissioners;

(k)	“Searches” means the searches listed in paragraph 1.7;

(l)	“Secretary’s Certificate” means a certificate of the Assistant Secretary of the Issuer, dated the date hereof, attaching in respect of the Issuer, inter alia, the following:

(i)	its certificate of incorporation;

(ii)	its certificate of a public company entitled to commence business;

(iii)	its memorandum and articles of association;

(iv)	a list of its directors and secretary;

(v)	the Board Resolutions; and

(vi)	the Incumbency Certificate;

(m)	“Transaction Documents” means the Indenture and the Notes; and

(n)	“Trustee” means Wells Fargo Bank, National Association, as trustee of the Notes.

1.9	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Issuer on the date of this Opinion:

(a)	on the file of the Issuer maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Issuer.

1.10

This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practice of the Revenue Commissioners which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	Corporate status

The Issuer has been duly incorporated and is validly existing as a public limited company under the laws of Ireland.

2.2	Corporate capacity

The Issuer has all requisite corporate capacity, power and authority to issue the Notes, to enter into, execute, deliver and perform its obligations under the Transaction Documents and to take all action as may be necessary to complete the Transaction.

2.3	Corporate authorisation

The	entry into the Transaction Documents, the issue of the Notes and the consummation of the Transaction:

(a)	have been duly authorised by all necessary corporate action on the part of the Issuer; and

(b)

do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland; or (ii) the Memorandum and Articles of Association of the Issuer.

2.4	Due execution

The Transaction Documents to which the Issuer is a party have been duly executed by the Issuer.

2.5	Authorisations and approvals

All necessary actions required to be taken by the Issuer pursuant to the laws of Ireland has been taken by or on behalf of the Issuer and all the necessary authorisations, filings and approvals of governmental or regulatory authorities in Ireland have been duly obtained, for the entry into the Transaction Documents and the issue of the Notes by the Issuer.

3.	Assumptions

For the purpose of giving this Opinion, we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1

The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2

That the Transaction Documents have been executed in a form and content having no material difference to the final drafts provided to us and have been delivered by the parties thereto and are not subject to any escrow arrangements.

3.3

That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.4

That each director of the Issuer has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Act and the Articles of Association of the Issuer and none of the directors of the Issuer has any interest in the Transaction except to the extent permitted by the Articles of Association of the Issuer.

Accuracy of Searches and the Secretary’s Certificate

3.5

The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search or enquiry been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Issuer or its assets;

3.6	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Secretary’s Certificate at the time they were made and at all times thereafter.

3.7	That the entry into the Indenture and the issue of the Notes:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which the Issuer is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

Commercial Benefit

3.8

That the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

No other information and compliance

3.9

That the Transaction Documents are all the documents relating to the subject matter of the Transaction and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Documents and/or any other party which in any way amend or vary or are inconsistent with the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.10	That:

(a)

the parties to the Transaction Documents (other than the Issuer to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity, power and authority to execute the Transaction Documents to which they are a party, to exercise and perform their respective rights and obligations thereunder and to render those Transaction Documents and all obligations thereunder legal, valid, binding and enforceable on them; and

(b)

each party to the Transaction Documents (other than the Issuer to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Transaction Documents to which it is a party and the rights and obligations set out therein.

3.11	That the execution, delivery and performance of the Transaction Documents:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which the Issuer is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.12	That the Issuer was not mistaken in entering into the Transaction Documents as to any material relevant fact.

3.13

That the Transaction Documents constitute legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

Solvency and Insolvency

3.14	That:

(a)	the Issuer is not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provision under any applicable laws; and

(b)

the Issuer will not as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provisions under any applicable laws;

3.15

That, upon the opening of any insolvency proceedings pursuant to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Recast EU Insolvency Regulation”), the Company will have its “centre of main interests” (as that term is used in Article 3(1) of the Recast EU Insolvency Regulation) in Ireland being the jurisdiction in which the Company has its registered office and will not have an “establishment” (being any place of operations where a debtor carries out or has carried out in the 3-month period prior to the request to open main insolvency proceedings a non-transitory economic activity with human means and assets) as defined in Article 2(10) of the Recast EU Insolvency Regulation outside Ireland.

Foreign Laws

3.16	That as a matter of all relevant laws (other than the laws of Ireland):

(a)

all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the entry into the Indenture and the issue of the Notes have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)

the legal effect of the Transaction Documents, and the Transaction, and the creation of any interest the subject thereof will be, upon execution and, where relevant, delivery of the Transaction Documents, effective.

Governing law and jurisdiction

3.17

That under all applicable laws (other than those of Ireland) the choice of the laws of the State of New York as the governing law of the Notes (to the extent that they are expressed to be governed by the laws of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

Prospectus Regulation

3.18

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer to the public of the Notes has been or will be made in that Member State, except in any circumstances falling within Article 1(4) of the Prospectus Regulation, where:

(a)

the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes; and

(b)	the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 which is reflected in the European Union (Prospectus) Regulations 2019 (S.I. No 380 of 2019).

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

4.1	We express no opinion as to whether the Notes breach any other agreement or instrument.

4.2

We have not investigated the nature of or the title to property and assets the subject of the Transaction or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of the Issuer or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person or enquired or investigated as to whether they hold appropriate licenses or approvals. This qualification is without prejudice to the opinion set out at paragraph 2.5 above.

4.3

If any transfer of, or payment in respect of, the Notes is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Notes or in respect of the relevant transfer or payment may be unenforceable or void.

4.4

We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

4.5

No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.6	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.7

A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.8

There is a possibility that an Irish court would hold that a judgment on the Transaction, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX